Sangamo BioSciences Reports Fourth Quarter and Full Year 2010 Financial Results

RICHMOND, Calif., Feb. 2, 2011 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported fourth quarter and full year 2010 financial results and accomplishments.

For the fourth quarter ended December 31, 2010, Sangamo reported a consolidated net loss of $8.3 million, or $0.18 per share, compared to a net loss of $2.4  million, or $0.05 per share, for the same period in 2009. As of December 31, 2010, the company had cash, cash equivalents, marketable securities and interest receivable of $60.6 million.

Revenues for the fourth quarter of 2010 were $4.7 million, compared to $10.2 million for the same period in 2009. Fourth quarter 2010 revenues were generated from the Company's collaboration agreements with Sigma-Aldrich Corporation (Sigma) and Dow AgroSciences (DAS), agreements related to protein production and research grants. The revenues recognized for the fourth quarter of 2010 consisted of $2.2 million in collaboration agreements and $2.5 million related to research grants, compared to $10.2 million in collaboration agreements and $70,000 related to research grants for the same period in 2009.  The decrease in collaboration agreement revenues was primarily due to the completion in July 2010 of the amortization period for the commercial license fees received from Sigma under the expanded agreement of October 2009.  The increase in research grant revenues was primarily due to renewed funding for our Phase 2b clinical trial in diabetic neuropathy from the Juvenile Diabetes Research Foundatio n, receipt of four Qualifying Therapeutic Development Program awards to support qualified expenses incurred in Sangamo's clinical development programs, Sangamo's portion of the Disease Team Research Award from the California Institute for Regenerative Medicine and research funding from the Michael J. Fox Foundation for Parkinson's Research (MJFF).

Research and development expenses were $9.9 million for the fourth quarter of 2010, compared to $8.7 million for the same period in 2009. The increase in research and development expenses for the fourth quarter of 2010 was primarily related to our clinical trials of SB-509 for diabetic neuropathy and SB-728-T for HIV/AIDS.  General and administrative expenses were $3.2 million for the fourth quarter of 2010, compared to $4.0 million for the same period in 2009.

Total operating expenses for the fourth quarter of 2010 were $13.0 million, compared to $12.7 million for the same period in 2009.

Net interest and other income was $17,000 for the fourth quarter of 2010, compared to $22,000 for the same period in 2009.

Full Year Results

For the year ended December 31, 2010, the consolidated net loss was $24.9 million, or $0.55 per share, compared to a consolidated net loss of $18.6 million, or $0.44 per share, for the year ended December 31, 2009.  Revenues were $20.8 million in 2010, compared to $22.2 million in 2009. Total operating expenses were $45.7 million for 2010 and $41.6 million for 2009.

Financial Guidance and Anticipated Clinical Milestones in 2011

Sangamo expects to have cash, cash equivalents, marketable securities and interest receivable in the range of approximately $35-40 million at the end of 2011 exclusive of any new funding from partnerships or other sources.  Sangamo also expects 2011 operating expenses to be relatively flat compared to 2010 in the range of approximately $43-47 million.

In 2011, the company expects the following clinical data milestones in its two lead programs:

  Presentation of preliminary data from Phase 1 clinical trials of SB-728-T for HIV/AIDS in Q1 2011.
  Presentation of additional data from its SB-728-T clinical trials in the second half of 2011.
  Announcement of clinical trial results from Sangamo's double-blind, placebo-controlled Phase 2b trial (SB-509-901) of SB-509 for the treatment of moderately severe diabetic neuropathy in the fourth quarter of 2011.

Recent Highlights from the Fourth Quarter 2010

  Completion of Enrollment of Phase 2b Clinical Trial (SB-509-901) in Moderately Severe Diabetic Neuropathy.   In January 2011, Sangamo announced the completion of enrollment of its Phase 2b clinical trial (SB-509-901) of SB-509 in 170 subjects with moderately severe diabetic neuropathy. Sangamo expects to have data from the double-blind, placebo-controlled study in the fourth quarter of 2011.
  Initiation of New Phase 1/2 Clinical Trial (SB-728-T-1002) of its ZFN-based T-cell Product SB-728 in Treatment Naïve Subjects with HIV.   In October 2010, Sangamo announced the initiation of a new trial of its SB-728-T product for HIV/AIDs (SB-728-T-1002) in HIV-infected subjects that are not on antiretroviral therapy (HAART).  Sangamo also announced the completion of enrollment of its ongoing Phase 1 clinical trial of SB-728-T (SB-728-T-902) in HIV-infected subjects that are on HAART as well as the expansion of this trial to include a cohort of subjects that are failing HAART.  The expansion of the SB-728-T program means that the zinc finger protein (ZFP) Therapeutic is being evaluated in the full spectrum of HIV-infected individuals from those who are newly infected to subjects who have undergone multiple rounds of HAART.
  Receipt of $978,000 of Qualifying Therapeutic Discovery Project Funding for the Development of Four ZFP Therapeutic® Programs. Sangamo was awarded cash grants of $244,000 for each of its four qualifying therapeutic projects under the Qualifying Therapeutic Discovery Project Program established by the Patient Protection and Affordable Care Act.
  Presentation of Phase 2 Data in Amyotrophic Lateral Sclerosis (ALS) at Society for Neuroscience Meeting. Data from Sangamo's Phase 2 clinical trial (SB-509-801) of its ZFP Therapeutic program to develop a treatment for ALS were presented at the Society for Neuroscience Meeting. The data demonstrated that the drug was well-tolerated in subjects with ALS and that 40% of SB-509 treated subjects had delayed deterioration of toe and ankle muscle strength as measured by manual muscle testing (MMT) compared to 23% of baseline-matched historic controls.
  Presentation of First In Vivo Demonstration of ZFN-mediated Gene Correction via Systemic Delivery at American Society for Hematology Meeting. Preclinical data were presented that demonstrate the ability to permanently correct a disease gene in an animal using systemic delivery of zinc finger nucleases (ZFNs).  ZFN's were used to correct the human Factor 9 gene which resulted in the production of corrected human Factor 9 protein at levels that restored normal blood clotting times in a mouse model of hemophilia B.  The presentation was one of four made at this meeting by Sangamo's collaborators.
  Publication of Data in Journal of Neuroscience From Program to Develop a ZFP Therapeutic® for Parkinson's Disease. Sangamo scientists and their collaborators published preclinical data demonstrating protection of nerve tissue and functional improvements in motor symptoms in a validated rat model of Parkinson's disease (PD) using Sangamo's ZFP technology.  The studies were funded by MJFF.  The data are the basis for a further grant from MJFF to advance the program to the next stage of preclinical development supporting studies in a non-human primate model of PD, which are ongoing in collaboration with scientists at UCSF.

Conference Call

Sangamo will host a conference call today, February 2, 2011 at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm ..  The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to 2011.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 39226355.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 2, 2011 to midnight ET on February 9, 2011. The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively. The conference ID number for the replay is 39226355.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP Therapeutic® development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy and a Phase 2 trial in ALS.  Sangamo also has a Phase 1 / 2 clinical trial and two ongoing Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS as well as a Phase 1 trial of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on Parkinson's disease, monogenic diseases, neuropathic pain and nerve regeneration.  Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can cont rol gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com ..

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations.  These forward looking statements include, without limitation, references to anticipated cash and investment balance and operating expenses, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaboration, expected timing for clinical trial data, and recognition of revenues under collaboration agreements .. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environments. These risks and uncertainties are described more fully in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10 -Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Statement of Operations Data
Revenues:
Collaboration agreements	$ 2,176	$ 10,171	$ 16,819	$ 21,553
Research grants	2,513	70	3,986	634
Total revenues	4,689	10,241	20,805	22,187

Operating expenses:
Research and development	9,873	8,685	33,154	28,984
General and administrative	3,154	3,971	12,586	12,605
Total operating expenses	13,027	12,656	45,740	41,589
Loss from operations	(8,338)	(2,415)	(24,935)	(19,402)
Interest and other income (loss), net	17	22	81	815
Net loss	$ (8,321)	$ (2,393)	$ (24,854)	$ (18,587)

Basic and diluted net loss per common share	$ (0.18)	$ (0.05)	$ (0.55)	$ (0.44)

Shares used in computing basic and diluted net loss per common share	45,273	44,780	45,167	42,048

	December 31, 2010	December 31, 2009
Selected Balance Sheet Data
Cash, cash equivalents, marketable securities and interest receivable	$ 60,622	$ 85,281
Total assets	62,999	87,439
Total stockholders' equity	55,907	71,782

CONTACT:  Elizabeth Wolffe, Ph.D., of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271